        PROSPECTUS SUPPLEMENT NO. 3 TO PROSPECTUS DATED FEBRUARY 5, 1998

                           TRANS WORLD AIRLINES, INC.
         1,015,100 SHARES OF 9 1/4% CUMULATIVE CONVERTIBLE EXCHANGEABLE
                   PREFERRED STOCK, $.01 PAR VALUE PER SHARE
 (Subject to Conversion into Shares of Common Stock, $.01 par value per share)


      The 1,015,100 shares of 9 1/4% Cumulative Convertible Exchangeable Preferred Stock, $.01 par value per share (the "Preferred Stock") of Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the shares of Preferred Stock as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated February 5, 1998 (the "Prospectus"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

      The Selling Holders will receive all of the net proceeds from the sale of the Preferred Stock and, accordingly, the Company will receive none of the proceeds from the sales thereof.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

      No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

      The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                               SELLING HOLDERS
      The following table sets forth information with respect to the Selling Holders of the securities offered hereby. Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell shares of Preferred Stock in accordance with the requirements set forth in the Prospectus. This table is cumulative and includes information provided to the Company by the Selling Holders and previously reported by the Company. Other beneficial owners of the Preferred Stock not set forth below may be added as Selling Holders to this Prospectus in the future. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Preferred Stock and the Common Stock.

===============================================================================================================================
                                                                                          Percentage of    Approximate Number
                                         Number of shares of                               Outstanding    of Shares of Common
                                           Preferred Stock       Number of shares of        shares of       Stock into which
           Name                           Beneficially Owned   Preferred Stock Offered   Preferred Stock      Convertible
-------------------------------------------------------------------------------------------------------------------------------
Raphael, L.P.                                   47,800                  47,800                2.77%             302,526.20
Michael Angelo. L.P.                            43,800                  43,800                2.54%             277,210.20
Angelo, Gordon Co., L.P.                        44,900                  44,900                2.60%             284,172.10
Ramius Fund, Ltd.                               28,000                  28,000                1.62%             177,212.00
Baldwin Enterprises, Inc.                       15,000                  15,000                0.87%              94,974.00
Medici Partners, L.P.                            6,000                   6,000                0.35%              37,974.00
Ramius Securities, LLC                           5,000                   5,000                0.29%              31,645.00
Bear, Stearns & Co.                              5,000                   5,000                0.29%              31,645.00
R2 Investments, L.D.C.                           8,100                   8,100                0.47%              51,264.90
Q Investments, L.P.                             15,600                  15,600                0.90%              98,732.40
No Margin Fund, L.P.<F1>                        22,200                  22,200                1.29%             140,503.80
Steeler Fund, Ltd.<F1>                         179,000                 179,000               10.38%           1,132,891.00
Duquesne Fund, L.P.<F1>                         98,800                  98,800                5.73%             625,305.20
Lazard Freres & Co. LLC<F2>                     73,100                  73,100                4.24%             462,649.90
Credit Research & Trading LLC                   15,000                  15,000                0.87%              94,935.00
Lazard Freres & Co. LLC<F2>                     22,500                  22,500                1.30%             142,402.50
Deutsche Morgan Grenfell Inc.                  173,300                 173,300               10.05%           1,096,815.90

                                                                                                          (Continued on next page)

---------------
<F1> To be offered through Lazard Freres & Co. LLC.

<F2> Lazard Freres & Co. LLC has received certain fees and other remuneration in connection with the offer and sale of certain of the company's convertible securities and debt in the fourth calendar quarter of 1997 and may receive such fees and other remuneration in connection with the offer and sale of the Company's securities in the first calendar quarter of 1998. Lazard may from time to time provide financial advice to the company.

Lazard Freres & Co. LLC<F2>                     47,000                  47,000                2.72%             297,463.00
<F*>Lazard Freres & Co. LLC<F2>                 25,000                  25,000                1.45%             158,225.00
<F*>Tablesalt & Co.                             50,000                  50,000                2.90%             316,450.00
<F*>Stark International                          5,800                   5,800                0.34%              36,708.20
<F*>Shepherd Investments International, Ltd.     4,200                   4,200                0.24%              26,581.90
<F*>Lazard Freres & Co. LLC<F2>                 80,000                  80,000                4.64%             506,320.00
                                             ---------               ---------               -----            ------------
              Total                          1,015,100               1,015,100               58.85%           6,424,567.90
                                             =========               =========               =====            ============

---------------
<F*> Selling Holders being reported for the the first time.

<F2> Lazard Freres & Co. LLC has received certain fees and other remuneration in connection with the offer and sale of certain of the company's convertible securities and debt in the fourth calendar quarter of 1997 and may receive such fees and other remuneration in connection with the offer and sale of the Company's securities in the first calendar quarter of 1998. Lazard may from time to time provide financial advice to the company.

      Information concerning the sale of other shares of Preferred Stock by their beneficial holders will be set forth in additional Prospectus Supplements. As of the date of this Prospectus Supplement, the aggregate number of shares of Preferred Stock outstanding is 1,725,000.

      It is not possible to predict the number of shares of Preferred Stock that will be sold hereby. Consequently, it is not possible to predict the number of shares of Preferred Stock that will be owned by the Selling Holders following completion of sales of the securities offered hereby.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 6, 1998